UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2006

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”), will be held at the Midwest Express Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin 53203, on Wednesday, April 26, 2006, at 10:00 a.m., for the following purposes:

1.	To elect four directors to serve for a three-year term;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors;

3.	To vote on a Company proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors;

4.	To vote on the shareholder proposal described in this proxy statement, if properly presented at the meeting; and

5.	To act upon any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 1, 2006 are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the web site shown on your proxy card to vote over the internet;

•	Use the toll-free telephone number shown on your proxy card to vote over the telephone; or

•	Complete, sign, date and return your proxy card in the reply envelope provided.

If you submit your proxy and then decide to attend the meeting to vote in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

Richard D. Schepp
Secretary

Menomonee Falls, Wisconsin

March 28, 2006

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2006

The Board of Directors of Kohl’s Corporation (the “Company”) solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on April 26, 2006, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 345,475,525 shares of Common Stock outstanding at the close of business on March 1, 2006 will be entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 1, 2006 is required for a quorum with respect to the matters on which action is to be taken at the meeting. Each such shareholder is entitled to one (1) vote for each share of Common Stock registered in their name and may vote such shares either in person or by proxy.

The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

References in this proxy statement or the accompanying proxy to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 28, 2006 is referred to as “fiscal 2005”.

This proxy statement, the accompanying proxy and the Company’s Annual Report for fiscal 2005 are being furnished to shareholders beginning on or about March 28, 2006.

ITEM ONE

ELECTION OF DIRECTORS

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class II directors for a three-year term expiring in 2009, and until their successors are elected and qualified. The four Class II nominees are Jay H. Baker, Steven A. Burd, Kevin Mansell and Peter S. Sommerhauser.

The Company’s Articles of Incorporation provide that the Company’s Board of Directors shall consist of not less than five nor more than fifteen persons. The Board of Directors currently consists of thirteen members. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. There are four Class II directors, whose terms expire at this Annual Meeting. There are four Class III directors, whose terms expire at the 2007 Annual Meeting, and there are five Class I directors, whose terms expire at the 2008 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

Following is information regarding the nominees and continuing directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

	Age	Director Since
Nominees for Election of Class II Directors
(Terms to expire in 2009)

Jay H. Baker	71	1988

Former President of the Company. Mr. Baker retired from the Company effective February 2000, after 13 years of service. Mr. Baker is also a director of Briggs & Stratton Corporation, a manufacturer of engines and power equipment.

Steven A. Burd	56	2001

Chairman, President and Chief Executive Officer of Safeway, Inc., an operator of grocery store chains. Mr. Burd has served as Safeway’s Chairman of the Board of Directors since 1998, Chief Executive Officer since 1993 and President since 1992.

Kevin Mansell	53	1999
President of the Company since February 1999. Mr. Mansell served as Executive Vice President—General Merchandise Manager from 1987 to 1998. He joined the Company in 1982.

Peter M. Sommerhauser	63	1988
Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Sommerhauser is also a Trustee of The Northwestern Mutual Life Insurance Company.

Class III Directors
(Terms to expire in 2007)

Wayne Embry	69	2000

Senior Advisor to the President of Maple Leaf Sports & Entertainment, Ltd., owners and operators of professional sports teams, since June 2004. Prior to joining Maple Leaf, Mr. Embry served in several executive positions with the Cleveland Cavaliers, a professional basketball team, including over 13 years as General Manager and Team Division President and Chief Operating Officer. Mr. Embry is also a director of PolyOne Corporation, a polymer services company.

John F. Herma	58	1988
Former Chief Operating Officer and Secretary of the Company. Mr. Herma retired from the Company effective June 1999, after 21 years of service.

R. Lawrence Montgomery	57	1994

Chief Executive Officer of the Company since February 1999, and Chairman since February 2003. Mr. Montgomery served as Vice Chairman from March 1996 to November 2000 and as Executive Vice President of Stores from February 1993 to February 1996. He joined the Company in 1988.

Frank V. Sica	55	1988

President, Menemsha Capital Partners, Ltd., a private investment firm, since 2005. Senior Advisor at Soros Fund Management, LLC from 2003 to 2005 and Managing Partner of Soros Private Equity Partners from 1998 to 2003. Mr. Sica is also a director of CSG Systems International, Inc., a computer software company, Emmis Communications Corporation, a diversified media company, JetBlue Airways Corporation, a commercial airline, and NorthStar Realty Finance Corp., a commercial real estate company.

	Age	Director Since

Class I Directors
(Terms to expire in 2008)

James D. Ericson	70	1997

Former Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company. Mr. Ericson is also a Trustee of The Northwestern Mutual Life Insurance Company and a director of The Marcus Corporation, a lodging and theater business.

William S. Kellogg	62	1988

Former Chairman and Chief Executive Officer of the Company. Mr. Kellogg retired from the Company at the end of fiscal 2000, after 34 years of service. Mr. Kellogg is also a director of CarMax, Inc., an automotive retailer.

Arlene Meier	53	2000
Chief Operating Officer of the Company since November 2000. Ms. Meier served as Executive Vice President—Chief Financial Officer from October 1994 to November 2000. She joined the Company in 1989.

R. Elton White	63	1994
Former President of NCR Corporation, a technology and services provider. Mr. White is also a director of Keithley Instruments, Inc., a provider of analytical testing equipment.

Stephen E. Watson	61	2006

Former President, Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer, from 1997 until his retirement in 2002; held various executive officer positions with Dayton-Hudson Corporation from 1972 until his retirement in 1996, including President, Chairman/Chief Executive Officer of the Department Store Division from 1991 until 1996. Mr. Watson is also a director of Smart & Final, Inc., an operator of grocery stores, and Eddie Bauer Holdings, Inc., an apparel retailer.

The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

New director. Stephen E. Watson joined the Board of Directors in February 2006. Mr. Montgomery, Chairman of the Board, recommended that the Nominating and Governance Committee consider Mr. Watson joining the Board of Directors. The Committee assessed Mr. Watson as a director candidate. Among other things, the Committee considered Mr. Watson’s considerable experience as a retail industry executive. The Committee unanimously recommended to the full Board that Mr. Watson be elected as a Class I director. The Board agreed with the Committee’s recommendation and elected Mr. Watson as a Class I director.

Director Independence

The Company’s Board of Directors has determined that each of the current directors except Messrs. Montgomery, Mansell, Sommerhauser and Ms. Meier are “independent” under the Company’s independence standards. These standards require a finding that the individual director satisfies all of the “independence” standards of the New York Stock Exchange (“NYSE”), as such standards may be amended from time to time, and also that the director has no material relationships with the Company (either directly or as a partner, shareholder or officer of any entity) which could be inconsistent with a finding of independence. In making these determinations, the Board of Directors has broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Among the matters considered were those transactions described below under the heading “Other Transactions.” Mr. Montgomery, Mr. Mansell and Ms. Meier were not deemed “independent” because they are current executive officers of the Company. Mr. Sommerhauser was not deemed “independent” because of his affiliation with Godfrey & Kahn, S.C., which provides legal services to the Company.

Board of Directors’ Meetings, Attendance and Compensation

The Company’s Board of Directors held six formal meetings during fiscal 2005. Each incumbent director attended 75 percent or more of the full board meetings and meetings of committees on which such director served during the year.

Directors are encouraged to attend annual meetings of shareholders, but the Company has no formal policy requiring such attendance. Twelve of the Company’s thirteen directors attended the 2005 Annual Meeting of Shareholders.

Directors who are not employees of the Company or its subsidiaries received an annual retainer fee of $30,000 in fiscal 2005. Committee chairpersons received an additional $7,500 retainer fee. Non-employee directors also received $1,500 for each full Board of Directors meeting attended in person ($750 if the director participated via teleconference) and $1,000 for each committee meeting attended in person ($500 if the director participated via teleconference). Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board or is re-elected by the shareholders to serve a three-year term. Ten-year options to purchase 7,500 shares of the Company’s common stock were granted to Messrs. Ericson, Kellogg and White upon their re-election to the Board in fiscal 2005. Ten-year options to purchase 7,500 shares of the Company’s common stock were granted to Mr. Watson upon his initial election to the Board in February 2006. Directors are also reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings or educational seminars approved in advance by the Governance and Nominating Committee.

Committees of the Board of Directors

The Company’s Board of Directors has three key standing committees: a Compensation Committee, a Governance and Nominating Committee and an Audit Committee. All members of the key committees have been determined by the Board to be “independent” under the above-referenced independence standards. All of the Company’s key standing committees operate under written charters that are available for viewing by accessing the Company’s website at www.kohls.com, then “Investor Relations”, then “Corporate Governance”. Copies of these documents will be provided to any shareholder upon request.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of the Company’s directors and officers, as well as those with respect to the general employee compensation and benefit policies and practices of the Company to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving the executive officer benefit, incentive compensation, equity based or other compensation plans, policies and programs of the Company. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. The Compensation Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. During fiscal 2005, the Compensation Committee formally met three times and otherwise accomplished its business without formal meetings. The members of the Compensation Committee are Messrs. Baker, Burd, Ericson and Sica. Mr. Ericson chairs this committee.

Governance and Nominating Committee

The duties of the Governance and Nominating Committee are to: (i) provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees, (ii) advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to the Company, and (iii) coordinate an annual evaluation of the performance of the Board and each of its standing committees. During fiscal 2005, the Governance and Nominating Committee formally met three times and otherwise accomplished its business without formal meetings. The members of the Nominating Committee are Messrs. Baker, Burd, Embry, Ericson, Herma, Sica, Watson and White. Mr. Embry chairs this committee.

The Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Committee through current directors, professional search firms, shareholders or other persons. Once the Committee has identified a prospective nominee, the Committee evaluates the prospective nominee against the standards and qualifications set out in the Committee’s charter, including the individual’s potential contributions in providing advice and guidance to the Board and management. The Committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in the Company’s Bylaws, the Company’s Governance and Nominating Committee will consider shareholder nominations for directors if the Company receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely for the 2007 annual meeting of shareholders, the notice must be received within the time frame discussed below on page 25 under the heading “Shareholder Proposals”. To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in the Company’s Bylaws. A copy of these Bylaws will be provided upon written request to the Company’s Secretary.

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of the Company’s financial accounting and reporting practices. The specific duties of the Audit Committee include monitoring the integrity of the Company’s financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting the Company’s independent auditors; monitoring the independence and performance of the Company’s independent auditors and internal auditing functions; and providing an avenue of communication among the independent auditors, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee met ten times during fiscal 2005, and otherwise accomplished its business without formal meetings. The members of the Audit Committee are Messrs. Embry, Herma, Watson and White. Mr. White chairs this committee. The Board has determined that all of the members of the Audit Committee qualify as “audit committee financial experts”, and that each Audit Committee member is “financially literate” as defined by the Commission’s regulations and the NYSE’s listing standards.

Meetings of Non-Management Directors

The non-management members of the Board of Directors meet in regularly scheduled executive sessions without any members of management present. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has appointed Mr. White as the “Lead Director” who will preside over these meetings in fiscal 2006.

Executive Committee

The Board of Directors has established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or the Company’s Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent directors, unless the composition of the Executive Committee complies with such law or rule. The members of the Executive Committee are Messrs. Burd, Kellogg, Montgomery, Sica and Sommerhauser.

Corporate Governance Guidelines and Code of Ethics

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that the Board has the necessary practices in place to govern the Company in the best interests of the shareholders. To view these Guidelines, access www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Corporate Governance Guidelines”. Copies will be provided to any shareholder upon request.

The Company has adopted a code of ethical standards that describes the ethical and legal responsibilities of the Company’s employees and, to the extent applicable, members of the Company’s Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. The Board of Directors, through its Governance and Nominating Committee, has reviewed and approved this code. The Company provides educational seminars with respect to the code, and Company employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Company employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on the Company’s website by accessing www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Code of Ethics”. Copies will be provided to any shareholder upon request.

Contacting the Board

Shareholders or other interested parties may contact any member of the Board of Directors, including the Lead Director, by following the instructions that are posted on the Company’s website. To view these instructions, access www.kohls.com, then “Investor Relations”, then “Corporate Governance”, then “Contacts for Questions or Concerns”.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company, with the exception of Mr. Baker, who retired as President of the Company in February 2000.

Other Transactions

Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company.

In 2004, the Company entered into an agreement with Blackhawk Marketing Services, Inc., pursuant to which Blackhawk distributes the Company’s prepaid gift cards for sale in various retail outlets across the country. In return for its services, Blackhawk receives a fee, which is calculated as a percentage of the gift card sales volume. Blackhawk Marketing Services, Inc. is a wholly-owned subsidiary of Safeway Stores, Inc. Mr. Burd is Chairman, President and Chief Executive Officer of Safeway. The agreement between the Company and Blackhawk was entered into in the ordinary course of the Company’s business. Mr. Burd was not involved in the negotiations leading up to the agreement. Blackhawk is a leading provider of gift card marketing services in the retail industry, and Safeway has confirmed that the terms of the Company’s agreement with Blackhawk are substantially similar to the terms of agreements between Blackhawk and other similarly situated national retailers.

Prior to their retirement from the Company, Messrs. Baker, Herma and Kellogg had employment agreements that provided post-retirement health benefits for them and their spouses. Beginning in fiscal 2004, Messrs. Baker, Herma and Kellogg began reimbursing the Company for premiums paid for these benefits.

BENEFICIAL OWNERSHIP OF SHARES

The following information is furnished as of January 28, 2006 (unless otherwise noted) to indicate beneficial ownership of shares of the Company’s Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company’s Common Stock, and all executive officers and directors of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The beneficial ownership includes shares owned by the individual in the Company’s 401(k) Plan and the Company’s Employee Stock Ownership Plan. Indicated options are all exercisable within 60 days of January 28, 2006.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Jay H. Baker	5,184,831	(1)	1.5%
Steven A. Burd	18,945	(2)	*
Wayne Embry	7,500	(3)	*
James D. Ericson	33,500	(4)	*
John F. Herma	9,516,314	(5)	2.8%
William S. Kellogg	16,872,756	(6)	4.9%
Frank V. Sica	42,628	(7)	*
Peter M. Sommerhauser 780 N. Water Street Milwaukee, WI 53202	29,411,108	(8)	8.5%
Stephen E. Watson	—	(9)	*
R. Elton White	28,000	(10)	*
Kevin Mansell	1,485,056	(11)	*
Arlene Meier	1,294,260	(12)	*
R. Lawrence Montgomery	2,605,061	(13)	*
Wesley S. McDonald	46,091	(14)	*
Peggy Eskenasi	26,266	(15)	*
All directors and executive officers as a group (14 persons)	36,275,622	(16)	10.4%

*	Less than 1%.
(1)	Includes 1,308,532 shares held in trusts for the benefit of Mr. Baker’s family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, 80,045 shares held by a charitable foundation for which Mr. Baker serves as a director and president, 3,791,254 shares held in trusts for the benefit of Mr. Baker and his spouse for which Mr. Sommerhauser is sole trustee, and 5,000 shares represented by stock options.
(2)	Includes 4,000 shares represented by stock options.
(3)	Includes 7,000 shares represented by stock options.
(4)	Includes 19,000 shares represented by stock options.
(5)	Includes 8,374,340 shares held in trust for the benefit of Mr. Herma’s family but as to which Mr. Sommerhauser has sole voting and investment power, 108,500 shares held by a charitable foundation for which Mr. Herma serves as a director and president and 4,000 shares represented by stock options.
(6)	Includes 14,377,309 shares held in trust for the benefit of Mr. Kellogg’s family but as to which Mr. Sommerhauser has sole voting and investment power, 121,920 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president, 1,308,532 shares held in trust for the benefit of Mr. Baker’s family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest, and 3,000 shares represented by stock options.
(7)	Includes 20,000 shares represented by stock options and 22,628 shares held by Mr. Sica’s spouse, individually and as trustee of a trust for the benefit of Mr. Sica’s children.
(8)

Includes 28,961,896 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 135,697 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 9,650 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 21,000 shares represented by stock options.

(9)	Mr. Watson joined the Board of Directors on February 22, 2006.
(10)	Includes 19,000 shares represented by stock options.
(11)	Includes 276,000 shares held in trust for the benefit of Mr. Mansell’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 81,798 shares held in trusts for the benefit of Mr. Mansell and his spouse, for which Mr. Mansell or his spouse is a trustee, and 971,030 shares represented by stock options.
(12)	Includes 811,235 shares represented by stock options.
(13)	Includes 251,896 shares held in trust for the benefit of Mr. Montgomery’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 85,002 shares held in trusts for the benefit of Mr. Montgomery and his spouse, for which Mr. Montgomery or his spouse is a trustee, 18,300 shares held by a charitable foundation for which Mr. Montgomery acts as president and a director and 1,943,426 shares represented by stock options.
(14)	Includes 36,428 shares represented by stock options.
(15)	Includes 15,714 shares represented by stock options.
(16)	Includes 3,864,119 shares represented by stock options.

EXECUTIVE COMPENSATION

The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at January 28, 2006: (i) the chief executive officer, (ii) the other three executive officers of the Company, and (iii) the other officer (Ms. Eskenasi) for whom disclosure would be required but for the fact that she was not serving as an executive officer as of January 28, 2006. Effective April 26, 2005, the Company’s Board of Directors designated only Ms. Meier and Messrs. Montgomery, Mansell and McDonald as executive officers.

Summary Compensation Table

	Fiscal Year					Long Term Compensation			All Other Compensation(3)
		Annual Compensation				Restricted Stock Awards ($)(2)		Shares Underlying Stock Options(#)
Name and Principal Position		Salary		Bonus(1)
R. Lawrence Montgomery Chief Executive Officer	2005 2004 2003	$ $ $	1,022,400 1,022,400 1,014,583	$ $ $	613,400 0 0	$ $ $	0 0 0	0 0 123,500	$ $ $	11,077 10,134 9,799

Kevin Mansell President	2005 2004 2003	$ $ $	892,700 892,700 873,283	$ $ $	535,620 0 0	$ $ $	0 0 0	0 0 92,600	$ $ $	10,726 9,894 9,658

Arlene Meier Chief Operating Officer	2005 2004 2003	$ $ $	732,200 732,200 716,283	$ $ $	439,320 0 0	$ $ $	0 0 0	0 0 92,600	$ $ $	10,201 9,798 9,228

Peggy Eskenasi Executive Vice President, Product Development(4)	2005 2004	$ $	595,833 165,530	$ $	300,000 57,500	$ $	0 591,240	20,000 75,000	$ $	41,469 372,492

Wesley S. McDonald Executive Vice President, Chief Financial Officer(5)	2005 2004 2003	$ $ $	541,667 466,375 223,295	$ $ $	272,500 52,500 0	$ $ $	0 541,970 0	20,000 20,000 75,000	$ $ $	9,051 12,391 78,819

(1)	Bonuses awarded based on the Company’s performance during the indicated fiscal year, but paid out during the subsequent year.
(2)	On January 3, 2005, Mr. McDonald and Ms. Eskenasi were granted 11,000 and 12,000 shares, respectively, of restricted Common Stock pursuant to the Company’s 2003 Long Term Compensation Plan. The value of these awards in this table are based on the closing sales price of $49.27 per share on the date of grant. The restrictions lapse in three equal increments on the first, second and third anniversary of the date of grant, subject to the named executive officer’s continued employment and other conditions. At the end of fiscal 2005, Mr. McDonald and Ms. Eskenasi continued to hold 7,333 and 8,000 shares, respectively, of restricted stock, then valued at $324,119 and $353,600, respectively. Holders of restricted stock are entitled to any dividends paid on the Company’s Common Stock.
(3)	Includes contributions by the Company for fiscal 2005 under the Company’s defined contribution plans in the following amounts: Mr. Montgomery $7,397, Mr. Mansell $7,397, Ms. Meier $7,397, Mr. McDonald $7,397, and Ms. Eskenasi $2,730; payments by the Company during fiscal 2005 for term life, long term disability and accidental death and dismemberment insurance under the Company’s life insurance plan in the following amounts: Mr. Montgomery $3,680, Mr. Mansell $3,329, Ms. Meier $2,804, Mr. McDonald $1,654, and Ms. Eskenasi $1,511; and relocation expense reimbursements to Ms. Eskenasi in the amount of $37,228.
(4)	Ms. Eskenasi joined the Company on October 4, 2004.
(5)	Mr. McDonald joined the Company on August 4, 2003.

Option Grants In Last Fiscal Year

The Company is currently authorized to issue equity awards under its 2003 Long-Term Compensation Plan (the “2003 Plan”) and a 1997 Stock Option Plan for Outside Directors (the “1997 Plan”). Awards under the 2003 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. Awards under the 1997 Plan may be in the form of stock options only. All awards to outside directors during fiscal 2005 were granted under the 1997 Plan.

The table below provides information regarding option grants during fiscal 2005 to the persons named in the Summary Compensation Table.

Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Value ($)(2)
R. Lawrence Montgomery	0	0%	—	—	—
Kevin Mansell	0	0%	—	—	—
Arlene Meier	0	0%	—	—	—
Peggy Eskenasi	20,000	0.7%	$46.20	02/23/20	$386,408
Wesley S. McDonald	20,000	0.7%	$46.20	02/23/20	$386,408

(1)	All options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options vest in four equal annual installments commencing one year from date of grant, with full vesting on the fourth anniversary of the date of grant.
(2)	Calculated using the Black-Scholes option pricing model as of the date of grant, applying the following assumptions: risk-free interest rate of 3.75%; expected volatility of the Common Stock of 34.2%; expected dividend yield of 0%; and a 6.5 year expected life of the option. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock market conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.

Executive Stock Sale Guidelines

The Company has established executive stock sale guidelines that restrict the percentage of an executive’s vested stock options or shares of Common Stock that may be sold by the executive in any fiscal year. From time to time, the Company’s executive officers will engage in sales of Common Stock in accordance with these guidelines. These sales may be accomplished pursuant to SEC Rule 144 during the Company’s scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with the Company’s executive stock sale guidelines is monitored by the Compensation Committee of the Board of Directors, and exceptions are granted by such Committee only in extraordinary circumstances.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

The table below provides information regarding exercises of stock options during fiscal 2005 and the value of stock options held at January 28, 2006 by the persons named in the Summary Compensation Table.

Name	Shares Acquired On Exercise		Value Realized(1)		Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In- the-Money Options At Fiscal Year End
					Exercisable	Unexercisable	Exercisable	Unexercisable
R. Lawrence Montgomery	170,000		$8,399,666		1,743,251	231,050	$31,790,992	$3,579,596
Kevin Mansell	106,838		$5,320,984		903,505	90,675	$13,074,093	$216,500
Arlene Meier	120,000	(2)	$4,677,504	(2)	763,710	106,390	$10,571,436	$0
Peggy Eskenasi	0		$0		10,714	84,286	$0	$0
Wesley S. McDonald	0		$0		26,428	88,572	$0	$0

(1)	The options exercised were originally granted between 1994 and 1996 at the then current market price. The “Value Realized” reflects the appreciation on the date of exercise (based on the excess of the market value of the shares on the date of exercise over the grant price). Because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at market value), these amounts do not necessarily reflect cash realized upon the sale of those shares.
(2)	These stock options, which were granted in 1996 and scheduled to expire in 2006, were exercised by Ms. Meier, and the option shares were held and not sold.

Equity Compensation Plan Information

The following table provides information as of January 28, 2006 regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	15,802,069	$43.82	11,759,044
Equity compensation plans not approved by security holders(1)	0	0	0

Total	15,802,069	$43.82	11,759,044

(1)	All of the Company’s existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of the Company’s stock. Copies of these reports must also be furnished to the Company. Based solely upon its review of these copies, the Company believes that during fiscal 2005, all of such forms were filed on a timely basis by reporting persons.

Employment Agreements

The Company has employment agreements with Mr. Montgomery, Mr. Mansell and Ms. Meier. These agreements include the following terms:

•	the term of each agreement is three years, extended on a daily basis until either the executive or the Company notifies the other party that the term shall no longer be so extended;

•	each executive shall receive an annual base salary, which cannot be reduced without their consent and is currently $1,022,400, $892,700, and $732,200 for Mr. Montgomery, Mr. Mansell, and Ms. Meier, respectively;

•	each executive shall be eligible for participation in the health plans, incentive plans, and other benefit plans and perquisites as the Company may establish for senior executives from time to time;

•	unless the executive is terminated for misconduct or the executive voluntarily resigns other than for a good reason as specified in the agreements, each executive and his or her spouse and eligible dependants shall be provided post-retirement health care coverage under the Company’s health insurance plan and supplemental executive medical plan, provided the executive (or the eligible dependants in the event of the executive’s death) reimburses the Company for all premiums paid for such retiree health insurance benefits;

•	the executive shall not compete with the Company for a period of two years following the termination of the executive’s employment;

•	if the executive’s employment is terminated upon the executive’s death or disability, the executive or his or her estate will receive the executive’s then annual base salary for a period of six months;

•	if the executive’s employment is terminated by the Company due to certain misconduct by the executive or the executive’s voluntary resignation, the executive shall not receive any severance payment;

•	if the executive’s employment is terminated by the executive as a result of a significant reduction in the executive’s job status or scope of responsibilities or by the Company in violation of the agreement, the executive will be entitled to a lump-sum severance payment equal generally to the sum of the following:

•	a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and

•	the salary, bonus and incentive compensation payable to the executive for the then remaining term of the respective employment agreement (determined on the basis of the executive’s then current salary and average bonus and option awards for the prior three fiscal years).

•	if any amount payable under the agreements upon the termination of an executive’s employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties.

On January 3, 2005, the Company entered into employment agreements with Mr. McDonald and Ms. Eskenasi. These agreements include the following terms:

•	the term of each agreement is three years, to be extended for additional two year terms, unless either party provides at least twelve months advance notice of non-renewal;

•	each executive shall receive an annual base salary, which is currently $545,000 for Mr. McDonald and $600,000 for Ms. Eskenasi;

•	each executive shall be eligible for participation in the health plans, incentive plans, and other benefit plans as the Company may establish for senior executives from time to time;

•	the executive shall not compete with the Company for a period of one year following the termination of the executive’s employment;

•	if the executive’s employment is terminated by the Company due to certain misconduct by the executive or the executive’s voluntary resignation or non-renewal, the executive shall not receive any severance benefits, except that in the case of executive’s voluntary resignation, the executive shall receive a severance payment in an amount equal to a fixed portion of the executive’s last annual salary, payable over the following year;

•	if the executive’s employment is terminated upon the executive’s death or the Company’s non-renewal, the executive shall not receive any severance payments, except that the executive or the executive’s estate shall be entitled to a prorated portion of the executive’s bonus award for the current year, if any;

•	if the executive’s employment is terminated as a result of executive’s disability, the executive will receive a severance payment in an amount equal to a fixed portion of the executive’s last annual salary, payable over the following six months, plus a prorated portion of the executive’s bonus award for the current year, if any;

•	if the executive’s employment is terminated by the Company in violation of the agreement or by the executive as a result of the Company’s breach of the agreement, the Company requiring the executive to relocate, or a significant reduction in the executive’s job status, salary or scope of responsibilities, the executive will be entitled to the following severance benefits:

•	salary continuation for the then remaining term of the respective agreement;

•	a prorated portion of the executive’s bonus award for the current year, if any;

•	limited outplacement services;

•	limited reimbursement of health insurance continuation premiums for the remaining term of the agreement;

•	if, within one year following a “change of control” of the Company (as defined in the agreements) the executive’s employment is terminated by the Company in violation of the agreement or by the executive as a result of the Company’s breach of the agreement, the Company requiring the executive to relocate, or a significant reduction in the executive’s job status, salary or scope of responsibilities, the executive will be entitled to the following severance benefits:

•	a prorated portion of the executive’s bonus award for the current year, if any;

•	limited outplacement services;

•	a lump sum severance payment equal to the sum of:

•	the executive’s base salary for the remaining term of the agreement, but not less than two years; and

•	bonus and incentive compensation payable to the executive for the then remaining term of the agreement (each such award to be equal to the average of the last three bonus awards paid to the executive).

•	in all cases, the Company’s obligation to pay severance is contingent upon the executive’s execution of a general release of claims against the Company, and except in the case of termination following a change of control, severance payments are subject to offset for any compensation from other sources received by such executive during the period during which the severance is to be paid.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of Kohl’s Corporation (the “Compensation Committee”) is pleased to present its report on executive compensation. This report documents each of the components of the Company’s executive officer compensation programs and describes the basis on which compensation determinations for fiscal 2005 were made by the Compensation Committee with respect to the executive officers of the Company, including the Chief Executive Officer (“CEO”).

Compensation Philosophy

It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

•	Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

Every Company executive is expected to uphold and comply with the social and ethical responsibilities set forth in the Company’s written code of ethical standards. This code describes every executive’s responsibilities to the Company’s associates, customers, investors, business partners and the communities in which the Company does business. Upholding these ethical standards contributes to the success of the individual executive, and to the Company as a whole. An executive’s performance in meeting these standards is taken into account for purposes of determining the executive’s compensation level and stock option awards.

Compensation Methodology

The Compensation Committee takes into consideration a number of measures of Company and industry performance, including net income and return on investment. In addition, individual performance criteria, including leadership and vision, long-term strategic planning, succession planning, communication with the Board of Directors, and the Company’s record of social responsibility are considered. Finally, a review of salaries paid to executives of a representative group of domestic retailers and general industry is undertaken.

During fiscal 2005, the Compensation Committee engaged a consultant to conduct an extensive review of compensation arrangements for the Company’s executive officers, including its CEO, as compared to those of competitive retailers.

Compensation Program Components

The particular elements of the Company’s compensation program for executive officers are explained below.

Base Salary. Under the terms of their respective employment agreements, the base salaries of Ms. Meier and Messrs. Montgomery and Mansell cannot be reduced without their consent. The Compensation Committee considered increases in base salary for the principal officers based upon the factors set forth above. Namely the Compensation Committee assessed overall corporate performance, individual performance criteria and salaries paid to the executives’ industry peer group. Net income and return on investment for the Company in fiscal 2004 were below objectives and, accordingly, neither Messrs. Montgomery or Mansell, nor Ms. Meier were granted a base salary increase for fiscal year 2005. Mr. Montgomery’s base salary remained at $1,022,400; Mr. Mansell’s base salary remained at $892,700; and Ms. Meier’s base salary remained at $732,200.

Base salaries and salary ranges for the other executive officers of the Company were initially established based on a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives’ responsibilities. Increases in base salary are made from time to time due to competitive conditions, promotions, job scope expansion, increased responsibilities and merit. The Compensation Committee generally believes that in order to attract highly qualified associates, the Company must pay salaries equal to or slightly above the average salaries paid to executives with similar responsibilities at other domestic retailers of comparable size. In addition, as noted above, in fiscal 2005 the Compensation Committee considered the advice of a compensation consultant to determine whether the base salaries of the executive officers were competitive. Ms. Meier and Messrs. Montgomery and Mansell recommended, based primarily on individual performance evaluations, the increases for the other executive officers. Salary increases for other executive officers typically ranged from 3% to 9%, but in some cases increased more than 9% to reflect the factors discussed above. Base salary increases granted to all executive officers during fiscal 2005 averaged 5%. The Compensation Committee approved those recommendations.

Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company’s executive officers, executive vice presidents, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Compensation Committee fixes net income goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay (up to 100% for executive vice presidents and 175% for Ms. Meier and Messrs. Montgomery and Mansell for fiscal 2005) depending upon the net income level achieved. The targeted net income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value, which should occur if the net income levels are achieved. At the end of the last fiscal year, approximately 1,500 associates participated in the plan. For fiscal 2005, the Company achieved a net income level required for a bonus payout to all plan participants. The payouts, which were 60% for Ms. Meier, Mr. Montgomery and Mr. Mansell, were approved by the Compensation Committee.

Long-Term Compensation. The Company’s 2003 Long-Term Compensation Plan is intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company’s Common Stock. The 2003 Long-Term Compensation Plan permits the grant of, among other things, stock options, stock appreciation rights and restricted stock.

Stock options are granted under the Company’s 2003 Long-Term Compensation Plans at the prevailing market price and the holder will only realize value if the Company’s stock price increases after the grant. Stock options granted for performance vest over a period of four years. Stock options granted to executive officers and senior vice presidents upon recruitment and to recognize increased responsibilities vest over a period of seven years.

Stock options have historically been used by the Compensation Committee as the primary form of long-term incentive compensation for the Company’s key employees. The Compensation Committee determines, in its discretion, the number of options to be granted each year to executive officers based on individual performance contributions and the Company’s net income. During 2005, no stock options were granted to Mr. Montgomery, Mr. Mansell or Ms. Meier because of the Company’s failure to achieve net income objectives in fiscal year 2004. The Compensation Committee regularly requests and receives recommendations from Mr. Montgomery, Mr. Mansell and Ms. Meier regarding option grants for the other executive officers.

Perquisites. The Company provides its executive officers, including the officers named in the Summary Compensation Table above, with certain perquisites, including payments up to $1,000 per month for a leased automobile (with no fixed limit for Mr. Montgomery, Mr. Mansell or Ms. Meier); personal, financial and tax advisory services having a value of up to $1,000 ($3,500 for Mr. Montgomery, Mr. Mansell and Ms. Meier, with no fixed limit on tax-related services); company paid medical insurance, including for dependents; a supplemental health care plan, covering up to $25,000 ($50,000 for Mr. Montgomery, Mr. Mansell and Ms. Meier) for medical expenses not covered by insurance; travel and accident insurance; a cell phone; and Company-paid life insurance coverage. The value of these perquisites does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any named executive officer. The Compensation Committee believes these perquisites are reasonable.

Tax Law Limitation on Deductibility of Compensation

The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Compensation Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility to the extent feasible. However, the Compensation Committee may recommend payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the Company’s compensation objectives. The Compensation Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 2005 as a result of elections by executive officers to defer a portion of their compensation.

Summary

The Compensation Committee has the responsibility for ensuring that the Company’s compensation program continues to be in the best interest of its shareholders. The Compensation Committee regularly reviews the Company’s compensation programs to determine that pay levels and incentive opportunities for executive officers are competitive and reflect the performance of the Company and of the individual.

After a review of all existing programs, the Compensation Committee believes that the total compensation program for executive officers is consistent with the Compensation Committee’s compensation philosophy. Base salaries are set at levels that the Compensation Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The Company’s Long-Term Compensation Plan provides opportunities to participants that are consistent with increases in value realized by shareholders.

Compensation Committee:

James D. Ericson (Chair)

Jay H. Baker

Steven A. Burd

Frank V. Sica

STOCK PRICE PERFORMANCE GRAPH

The following graph shows changes from February 3, 2001 through January 28, 2006 (the last day in fiscal 2005) in the value of $100 invested in (1) the Company, (2) the Standard & Poor’s 500 Index and (3) the S&P-500 Department Stores Index, as calculated by Standard & Poor’s Investment Services. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

DATE	KOHL’S CORPORATION	S&P 500 INDEX	S&P-500 DEPARTMENT STORES
02/03/01	$100.00	$100.00	$100.00
02/02/02	95.63	84.29	110.06
02/01/03	76.46	65.36	75.25
01/31/04	64.68	87.95	102.62
01/29/05	66.61	92.65	120.84
01/28/06	64.53	103.42	141.10

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment and oversight of the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of the company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reports to the audit committee on any deficiencies found. The Company’s independent auditors, Ernst & Young LLP (“Ernst & Young”), are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as examining and reporting on management’s assertion about the effectiveness of the Company’s internal controls over financial reporting. Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to the independent auditors as well as anyone in the Company, and has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by Statements on Auditing Standards No. 61—”Communications with Audit Committees”, as amended. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 28, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

R. Elton White, Chair

Wayne Embry

John F. Herma

ITEM TWO

RATIFICATION OF AUDITORS

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as independent auditors of the Company and its subsidiaries for fiscal 2006. This selection is being presented to the shareholders for their ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as independent auditors of the Company and its subsidiaries for fiscal 2006. The Company has been advised by Ernst & Young that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Paid to Ernst & Young

The Company paid the following fees to Ernst & Young for fiscal 2005 and fiscal 2004:

	Fiscal 2005	Fiscal 2004
Audit Fees	$695,325	$638,625
Audit-Related Fees	37,710	30,800
Tax Fees	14,193	15,111
All Other Fees	0	0

Total	$747,228	$684,536

Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s registration statements. Included in Audit Fees are fees for services related to the certification of the Company’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related services generally include benefit plan audits. The Company did not pay any fees to Ernst & Young during the last two fiscal years for financial system design and implementation.

The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by the Company’s independent auditor. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure such services are within the parameters approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

ITEM THREE

COMPANY PROPOSAL TO AMEND THE COMPANY’S

ARTICLES OF INCORPORATION TO DECLASSIFY

BOARD OF DIRECTORS

The Company’s Articles of Incorporation currently provide for the classification of the Board of Directors into three classes, with each class serving three year terms. The Articles of Incorporation also contain provisions providing for the classification of directors elected to fill vacancies on the Board.

The Board’s Governance and Nominating Committee and the full Board have regularly considered the merits of the classified board structure, taking a variety of perspectives into account. While the Board believes that the classified Board structure has promoted continuity and stability and reinforced a commitment to a long-term point of view, it recognizes the growing sentiment of Company shareholders that the annual election of directors would increase the Board’s accountability. In light of corporate governance trends and shareholder sentiment, the Board, upon the recommendation of the Governance and Nominating Committee, has determined that the classified board structure should be eliminated. Accordingly, the Board has unanimously adopted resolutions approving amendments to the Articles of Incorporation eliminating the classified board and related provisions, declaring the advisability of the amendments and recommending them to the Company’s shareholders.

The affirmative vote of shareholders holding at least 80% of the shares of the Company’s Common Stock issued and outstanding as of the record date is required for approval of this proposal. All abstentions and failures to return a proxy card will have the same effect as a vote against this proposal.

If the proposed amendments are approved by the Company’s shareholders, the classified Board structure will be eliminated, the current term of office of each director will end at the 2007 Annual Meeting of Shareholders, and all directors will thereafter be elected for one-year terms at each Annual Meeting of Shareholders. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board will hold office until the next Annual Meeting of Shareholders.

If the proposed amendments are not approved by shareholders, the Board will remain classified, and the directors elected at the 2006 Annual Meeting will be elected for a three-year term expiring in 2009. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier retirement, resignation, removal or death.

The proposed amendments to the Articles of Incorporation are set forth below, with deletions indicated by strike-outs and additions indicated by underlining:

ARTICLE V

Board of Directors

(a) Number of Directors, Tenure and Qualifications. Except as provided pursuant to subparagraph (d) of this Article V, the number of directors constituting the Board of Directors of the corporation shall be such number, not less than 5 nor more than 15, as from time to time shall be determined by the then authorized number of directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. ~~The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. The initial Class I directors shall be William S. Kellogg and Lawrence B. Sorrel; the initial Class II directors shall be Jay H. Baker, Herbert Simon and Peter M. Sommerhauser; and the initial Class III directors shall be John F. Herma, Jules Allen and Frank V. Sica. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors~~

~~constituting the entire Board of Directors, with the term of office of the directors of one class expiring each year. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, the initial Class I directors shall serve for a term ending on the date of the annual meeting of shareholders held in 1993, the initial Class II directors shall serve for a term ending on the date of the annual meeting of shareholders held in 1994, and the initial Class III directors shall serve for a term ending on the date of the annual meeting of shareholders held in 1995.~~ The term of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 annual meeting of shareholders shall expire at such time. From and after the election of directors at the 2007 annual meeting of shareholders, the directors shall be elected to hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal from office.

(b) Vacancies. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or resulting from death, resignation, disqualification, removal or otherwise, other than a vacancy with respect to a director elected as provided pursuant to subparagraph (d) of this Article V, shall be filled by the vote of the majority of the directors then in office (excluding directors, if any, elected as provided pursuant to subparagraph (d) of this Article V), even if less than a quorum, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director so elected to fill any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of shareholders~~for the remaining term of directors of the class to which he has been elected~~ and until such director’s successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal from office.

If this proposal is approved by the requisite vote of shareholders as set forth above, the amended Articles of Incorporation will be filed with the State of Wisconsin, and will be effective immediately upon such filing.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF THIS PROPOSAL.

ITEM FOUR

SHAREHOLDER PROPOSAL

The following shareholder proposal (the “Proposal”) was submitted by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue N.W., Washington, DC (the “Proponent”). The Proponent claims to beneficially own 5,600 shares of the Company’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, materials provided by the Proponent are shown in italics.

RESOLVED: That the shareholders of Kohl’s Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

SUPPORTING STATEMENT: Our Company is incorporated in Wisconsin. Wisconsin law provides that a company’s articles of incorporation may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (Chapter 180 Business Corporations, Subchapter VII Shareholders, Section 180.0728 Voting for directors; cumulative voting). The law provides that if the level of voting support necessary for the election of directors is not specified in the articles of incorporation, directors “are elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting at which a quorum is present.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL

After careful consideration, and for the reasons set forth below, the Board has determined that this Proposal would not enhance shareholder value and would not be in the best interests of the Company and its shareholders. The Board of Directors therefore recommends that shareholders vote AGAINST this proposal.

The Company elects directors using the method used by the overwhelming majority of publicly traded companies and prescribed as the default method by both Wisconsin and Delaware law—directors are elected by a plurality of the votes cast at a meeting. The Board of Directors believes that the plurality voting standard is fair, democratic and impartial and serves the best interests of the Company’s shareholders. The majority voting standard suggested by the Proponent does not provide significant advantages to the Company or its shareholders over the plurality voting standard.

The Proponent’s supporting statement asserts that a director nominee currently could be elected with a single affirmative vote. While this is theoretically possible, this is not the history of director elections at the Company. The plurality voting standard has shown strong support for director nominees. The outcome of the Company’s election process during the last ten years would not have been any different if the proposed majority voting standard had been used. For example, the director nominees elected at last year’s annual meeting of shareholders each received more than 274,000,000 affirmative votes, which was over 88% of the votes cast.

The Proposal could make it more difficult for shareholders to elect a full Board and could have a negative impact on shareholders who wish to elect someone other than a Board-recommended nominee. Additionally, the Proposal may have the unintended consequence of unnecessarily increasing the cost of soliciting shareholder votes. The Company may need to employ a proactive telephone solicitation, a second mailing or other vote-getting strategy to obtain the required vote. The end result may be increased spending by the Company in routine elections. The Board believes this would not be a good expenditure of shareholder funds.

The Company’s commitment to effective and independent board leadership is shown by, among other things, the Corporate Governance Guidelines and other governance policies discussed elsewhere in this proxy statement. Specifically, the Board’s Governance and Nominating Committee, which is comprised solely of independent directors, will review the suitability for service on the Company’s Board of all shareholder nominated candidates. The Board believes that its existing corporate governance policies and procedures, and not the procedure contemplated by the Proposal, provide the best foundation for a strong and effective board and excellence in corporate governance.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

Cost of Solicitation

The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses. In addition, proxies may be solicited by officers, directors, and other regular employees of the Company by mail, telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

Proposals and director nominations that shareholders intend to present at the 2007 Annual Meeting of Shareholders must be received at the Company’s executive offices in Menomonee Falls, Wisconsin no later than January 26, 2007 in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by November 28, 2006 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

Voting Procedures

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class II director, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors, FOR the adoption of the proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors and AGAINST the adoption of the shareholder proposal. The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The affirmative vote of shareholders holding at least eighty percent of the shares of the Company’s Common Stock issued and outstanding as of the record date is required for approval of the proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors. The other proposals will be approved if the affirmative votes exceed the votes cast against. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons do not have discretionary authority as to certain shares to vote on a particular matter) will be treated as present for purposes of determining a quorum. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the outcome of the voting for any of the proposals, except for the proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors, in which case shares not voted will not be counted towards the required eighty percent affirmative vote.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2005 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE POSTED ON THE COMPANY’S WEBSITE AT www.kohls.com, AND ARE ALSO AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,
Secretary

Menomonee Falls, Wisconsin

March 28, 2006

[GRAPHIC]	YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/kss	OR	1-866-257-2282	OR
• Go to the website address listed		(Toll Free)		• Mark, sign and date your proxy card.
above.		• Use any touch-tone telephone.		• Detach your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Return your proxy card in the
• Follow the simple instructions that		• Follow the simple recorded		postage-paid envelope provided.
appear on your computer screen.		instructions.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

1-866-257-2282

CALL TOLL-FREE TO VOTE

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

...

Mark, Sign, Date and Return the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

										FOR	AGAINST	ABSTAIN
1. Election of directors of the Company for a term of office expiring in 2009.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐				3. Company proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors.	☐	☐	☐

Nominees:	01 - Jay H. Baker, 02 - Steven A. Burd, 03 - Kevin Mansell, and 04 - Peter M. Sommerhauser

4. Shareholder proposal requesting the Board of Directors to initiate the appropriate process to amend the Company’s Articles of Incorporation to provide that director nominees shall be elected by the affirmative vote of a majority of votes cast at an annual meeting of shareholders. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

										☐	☐	☐
(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)
Exceptions									5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

						FOR	AGAINST	ABSTAIN
									To change your address, please mark this box and correct at left.			☐
2. Ratify appointment of Ernst & Young LLP as independent auditors.						☐	☐	☐

S C A N L I N E

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

Annual Meeting of Shareholders

of

KOHL’S CORPORATION

WEDNESDAY, APRIL 26, 2006

10:00 a.m.

Midwest Airlines Center

400 West Wisconsin Avenue

Milwaukee, Wisconsin 53203

This ticket admits only the named shareholder. Please bring this admission ticket and a proper form of identification with you if attending the meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by telephone, through the internet or by completing and returning the attached proxy card. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so.

Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

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KOHL’S CORPORATION
P R O X Y Annual Meeting of Shareholders April 26, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Schepp and Arlene Meier and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, and in their discretion on all other matters as may properly come before the meeting, any or all of the shares of Common Stock of KOHL’S CORPORATION, held of record by the undersigned on March 1, 2006, at the Annual Meeting of Shareholders of Kohl’s Corporation to be held April 26, 2006, or at any adjournment thereof.

The Board of Directors recommends a vote FOR Proposal NOS. 1, 2 and 3 and AGAINST Proposal NO. 4. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3 AND AGAINST PROPOSAL NO. 4 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)

I agree to access future proxy statements and annual reports over the Internet.	☐

Please check here if you plan to attend the annual meeting.	☐

KOHL’S CORPORATION P.O. BOX 11011 NEW YORK, N.Y. 10203-0011
To include any comments, please mark this box, and use reverse side.	☐